Exhibit 99.2

For Immediate Release	News Release Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

TAILORED BRANDS PROVIDES SECOND COVID-19 BUSINESS UPDATE

FREMONT, CA – March 19, 2020 – Tailored Brands, Inc. (NYSE: TLRD) today announced that, in light of evolving government and citizen response to the COVID-19 outbreak, it will, out of an abundance of caution and concern for its employees, close its e-commerce fulfillment centers starting Friday, March 20 through at least Saturday, March 28, 2020, and will suspend the currently limited operations in its retail stores during this period. All employees will be paid for scheduled hours throughout this time period. Customers can continue to place orders online to be shipped after the distribution center reopens.

“Our number one priority remains the health and well-being of our employees, customers, and local communities as we do our part to combat the spread of the coronavirus,” said Tailored Brands President and CEO Dinesh Lathi. “We apologize for any inconvenience this may cause our customers. We look forward to serving you as soon as our distribution facility and stores reopen.”

The Company will continue to provide updates and re-evaluate this rapidly changing situation as it evolves. Customers are encouraged to visit either menswearhouse.com or josbank.com for contact information to reach the Customer Service Center with any questions they may have.

About Tailored Brands, Inc.

Tailored Brands is a leading omni-channel specialty retailer of menswear, including suits, formalwear and a broad selection of business casual offerings.  We help our customers look and feel their best by delivering personalized products and services through our convenient network of stores and e-commerce sites. Our brands include Men's Wearhouse, Jos. A. Bank, Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.mooresclothing.com, and www.kgstores.com.

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